090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20110482654-53
	Filing Date and Time: 06/28/2011 8:30 AM
	Entity Number: E0358062007-8

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Urban Barns Foods Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 4, Section 4.1 has been amended in its entirety in accordance with the attached Exhibit A, which increases the authorized capital.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 78,500,000 (majority)

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDMENT TO
ARTICLES OF INCORPORATION
OF
URBAN BARNS FOODS INC.

Pursuant to the provisions of the Nevada Revised Statutes, as amended, the undersigned corporation enacts the following Amendment to the Articles of Incorporation:

1. The name of the corporation is:

URBAN BARNS FOODS INC.

2. The following amendment to the Articles of Incorporation was approved by the directors on the 22nd day of June, 2011, and thereafter duly adopted by the shareholders of the Corporation on the 22nd day of June, 2011. There were 53,804,758 shares of common stock issued and outstanding as of June 22, 2011.

Article Four Section 4.1 of the Articles of Incorporation shall be deleted in its entirety and the article shall be as follows:

"The aggregate number of all classes of shares which the Corporation shall have authority to issue is Five Hundred Twenty-Five Million (525,000,000) shares of common stock consisting of five hundred million (500,000,000) shares of Class A common stock, $0.001 par value, and 25,000,000 shares of Class B common stock, par value $0.001. The common stock may be issued from time to time without action by the shareholders. The common stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

The Board of Directors may issue such shares of common stock in one or more series with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions adopted by them."

3. The number of shares outstanding at the time of the adoption of the amendment was 53,804,758. The total number of shares voting in favor of such amendment was 15,000,000 shares of Class A common stock and 2,175,000 shares of Series B common stock.

4. The effective date of this Amendment to the Articles of Incorporation shall be upon filing.